CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the captions "Per Accumulation Unit income and Capital Changes" in the Prospectus and "Investment Advisory and Other Services" in the Statement of Additional Information in Post-Effective Amendment No. 48 under the Securities Act of 1933 and the Post-Effective Amendment No. 29 under the Investment Company Act of 1940 (Form N-3 No. 2-34221 and 811-1902) of Transamerica Occidental's Separate Account Fund B and to the use of our reports Dated February 15, 2000 and March 31, 2000 with respect to the statutory-basis financial statements of Transamerica Occidental Life Insurance Company and the financial statement of Transamerica Occidental's Separate Account Fund B, respectively, both included in the Statement of Additional Information.


         Los Angeles, California
         April 24, 2000